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                                                                 EXHIBIT 10(B)

                            CHLORINE SALES AGREEMENT


THIS AGREEMENT is entered into as of this 23rd day of August, 1996 by and between SUNBELT CHLOR ALKALI PARTNERSHIP, having offices at P.O. Box 28, McIntosh, Alabama 36553, a general partnership organized under the laws of the State of Delaware (hereinafter "Seller") and THE GEON COMPANY, having offices at Two Kingwood Place, 700 Rockmead Drive, Houston, Texas 77339-2111, a Delaware corporation (hereinafter "Buyer").

WHEREAS Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the product described herein "Product" upon the terms and conditions herein set forth.

                                   ARTICLE 1.
                                     PRODUCT
                                     -------

1.01 Liquid Chlorine meeting the specifications attached hereto as Exhibit "Chlorine Specification."

                                   ARTICLE 2.
                                    QUANTITY
                                    --------

2.01 Buyer will purchase and receive, and Seller will deliver one hundred (100%) percent of: (i) the Product produced by Seller at its chlorine manufacturing (membrane cell) process facility at McIntosh, Alabama (the "Plant") during each year, estimated to be two hundred fifty thousand (250,000) tons annually; plus (ii) any expanded capacity for which Buyer, or its affiliate, 1997 Chloralkali Venture Inc., has agreed to pay in whole or in part to achieve such expanded capacity under Section 1.11(b) of the Seller's Partnership Agreement dated the date hereof (the "Plant Output"). Seller will deliver all Product purchased hereunder to any Buyer owned and/or operated facility, for conversion into VCM and/or at Buyer's sole discretion, to other facilities for conversion into one or more raw materials to be delivered to (i) Buyer's LaPorte and/or other Buyer owned and/or operated facility, for subsequent conversion into VCM, or (ii) such other final destinations as the parties may mutually agree, each acting reasonably.

2.02 During Buyer's annual scheduled shutdown or turnaround at its LaPorte facility, not to exceed twenty-one (21) consecutive days, for which Buyer has given Seller at least 90 days advance notice, Buyer may elect to: (i) continue to purchase and receive Product from Seller and may use the same internally or otherwise arrange for time trades for such Product, or (ii) choose not to receive some or all of said Product during said period, in which case Seller shall retain and sell same for the account of Seller. In implementing the foregoing, Buyer and Seller will work together to schedule to the extent reasonably possible, maintenance and turnaround shutdowns at Buyer's LaPorte facility and Seller's McIntosh facility coincidentally, to reduce to the extent possible the quantities of chlorine Buyer cannot accept into its EDC/VCM/PVC business.

2.03 If at any time for reasons of force majeure (as defined in Section 10.05), Buyer's total chlorine requirements at its LaPorte facility will be temporarily less than the Plant Output, and as a result thereof, Buyer is unable to meet its obligations hereunder, Buyer will comply with the requirements of Section 10.05 hereof. Thereafter, during the continuance of such event of force majeure, Buyer shall not be obligated to take the Plant Output; however, the parties will work together to optimize the value of Seller's operations at the Plant, together with the value of said chlorine.

2.04 If approved in advance by Seller, Buyer may arrange for a swap or other arrangement of some or all of the chlorine which Buyer has an obligation to take hereunder, outside the purview of Section 2.02 or 10.05. Seller shall act reasonably and in good faith in considering whether to give such approval. Any net-net (all transactions combined) freight savings arising by reason of the substitution of chlorine from another source for Seller's chlorine vis a vis the operation of Buyer's LaPorte facility in connection with such swap shall



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       inure to Seller; and further provided that in the event that any such swap shall result in net-net (all transactions combined) freight loss to Seller, Buyer shall make Seller whole for the same.

2.05 Notwithstanding any other provision of this Agreement, Buyer shall at all times use the Plant Output to base load its facilities, I.E. the Plant Output will be given first priority and all other sources of Product will be modified or cut back to maximize Buyer's use of Plant Output at its facilities.

                                   ARTICLE 3.
                                TERM OF AGREEMENT
                                -----------------

3.01 This Agreement shall begin on the date of Full Start-Up of the Plant (as defined in the Operating Agreement dated the date hereof between Seller and Olin Corporation), and shall continue until the earliest to occur of:
       (i) December 31, 2094 or (ii) the date upon which the Plant shall have ceased operations for a period of three (3) continuous years, or (iii) the parties shall mutually agree (the "Term").

3.02 The pricing terms of this Agreement contained in Article 6 ("Pricing Terms") shall extend for an initial period ending December 31, 2007 (the "original price end date"). Prior to December 31, 2007, the parties will meet and discuss whether any Pricing Terms require amendment and/or modification, and will use good faith to arrive upon an agreement as to the terms of any such amendment(s) or modification(s). Should the parties agree upon any such amendment(s) or modification(s), the parties will reduce the same to writing. Unless specifically modified in such writing, the Pricing Terms as originally set forth in this Agreement shall continue through the end of December 31, 2012 (the "new price end date") with the parties performing in accordance with the terms of this Agreement, including any modifications thereto effected by such writing. If the parties fail to so agree upon any such modification(s) or amendment(s) to the Pricing Terms prior to the end of the new price end date, then this Agreement will continue unaltered in full force and effect, except that the price end date shall be extended by five (5) years, and so on thereafter ad infinitum until the end of the Term of this Agreement.

                                   ARTICLE 4.
                                    CONTAINER
                                    ---------

4.01   Bulk rail; other containers by mutual agreement.

                                   ARTICLE 5.
                         METHOD AND TIMING OF SHIPMENTS
                         ------------------------------

5.01 Initially, Seller will ship Product to Buyer's designated locations by rail, with Buyer reserving a right to request shipment by barge if economically feasible as from time to time requested by Buyer, subject to Seller's and Buyer's mutual agreement.

5.02 Buyer and Seller will cooperate to ship Product as evenly as possible throughout the year (approximately 8 rail cars per day, 7 days a week) except during scheduled shutdowns or turnarounds described in Section 2.02.

                                   ARTICLE 6.
                                      PRICE
                                      -----

6.01 At least fifteen (15) days prior to the commencement of a calendar quarter, Buyer will supply Seller with a good faith estimate of Buyer's average delivered acquisition price for elemental chlorine to be purchased from all other of Buyer's suppliers during the impending calendar quarter. During said calendar quarter, Seller shall invoice and Buyer shall pay for Product purchased under this Agreement at said average delivered acquisition price, less Five Dollars ($5.00) per ton, F.O.B. Buyer's plant, freight allowed and prepaid to LaPorte, Texas. Within fifteen (15) days following the end of the calendar quarter, Buyer shall




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       inform Seller of Buyer's actual delivered acquisition price for elemental chlorine purchased from all other of Buyer's suppliers during the calendar quarter, and Seller shall issue additional invoicing and/or credits as necessary to adjust the price paid for purchases hereunder to equal Buyer's average delivered acquisition price from all others, less Five Dollars ($5.00) per ton. Seller shall have rights of audit as to the records of the Buyer reflecting the actual average delivered acquisition price of Product received from all others during the calendar quarter. For purposes of implementing this paragraph, Buyer shall have an obligation to retain records for no less than three (3) years from the calendar quarter recorded, and Seller may request an audit no more frequently than twice per calendar year.

6.02 In the event that during any calendar quarter during the term of this Agreement, Buyer purchases less than 12,500 tons of elemental chlorine delivered into LaPorte from sources other than Seller, then both parties will negotiate in good faith to reach a pricing mechanism designed to reflect fair competitive pricing for elemental chlorine sold into the vinyl industry which upon the parties reaching agreement shall comprise the "average acquisition price" in paragraph 6.01 for the quarter. Failing agreement within thirty (30) days of the end of the quarter in which Buyer's purchases are first less than the amount specified above, the price for chlorine delivered to Buyer will be the last quarterly price charged by Seller, including the $5.00 per ton discount, adjusted upward or downward on a quarterly basis by the percentage change in the normal average of the Plant operator's price, F.O.B. McIntosh, to its three largest chlorine-only purchasers.

6.03 Terms of Payment - Net cash within fifteen (15) days of date of invoice (cycle billing) by ACH transfer to Seller's account.

                                   ARTICLE 7.
                                     ORIGIN
                                     ------

7.01   Seller's facility at McIntosh, Alabama.

                                    ARTICLE 8
                                   DESTINATION
                                   -----------

8.01 Buyer's facility at LaPorte, Texas and other locations as from time to time are permitted under Article 2 hereof.

                                   ARTICLE 9.
                           BUYER'S UNLOADING FACILITY
                           --------------------------

9.01 Buyer will build a chlorine unloading facility at Buyer's LaPorte, Texas plant at which it will receive Product tank cars from Seller. Seller will subsidize Buyer's cost of construction of such chlorine unloading facility by paying an annual fee in years 1998 through 2007 equal to one-half of the capital employed, multiplied by ten percent (10%), for construction of the chlorine unloading facility, prorated and paid monthly to Buyer. Costs to be included in the "capital employed" for construction shall be capped at $5,600,000.

9.02 Seller will subsidize Buyer's operating costs by paying Buyer an operating fee of up to fifty percent (50%) of actual costs for maintaining and operating the chlorine unloading facility. The operating fee shall be based on the percentage of the capacity of the chlorine unloading facility utilized for unloading Seller's Product. The percentage will equal:

                  BUDGETED RECEIPTS OF SUNBELT SUPPLIED PRODUCT
                  ---------------------------------------------
             Budgeted Receipts of all Product at Unloading Facility

         To determine the operating fee (prorated and payable month by month), the parties will multiply the percentage calculated by the one-half budgeted operating costs. At year's end, the parties will adjust the




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         calculated fee by substituting actual receipts of Product and actual incurred operating costs, issuing appropriate debits/credits. In no event shall the operating fee exceed One Hundred Fifty Thousand Dollars ($150,000.00) per year through December 31, 2007. As of January 1, 2008, and at the end of each five (5) year period thereafter, said cap will be adjusted upward or downward (i) as and for such period as the parties may agree, or absent agreement, (ii) for a successive five year period, by the percentage increase or decrease during the prior period in the U.S. Gross Domestic Product Deflator (GDPD) as reported monthly by the Bureau of Labor Statistics, U.S. Department of Labor. If such index is not available, the parties shall mutually agree on an alternate index that most nearly reflects the intention of the parties in utilizing the index in this paragraph.

                                   ARTICLE 10.
                          GENERAL TERMS AND CONDITIONS
                          ----------------------------

10.01 Seller warrants that at the time of shipment the Product covered by this Agreement meets Seller's published specifications, if any, or as otherwise stated in this Agreement and that Seller has good and free title therein and will convey the same to Buyer. SELLER GIVES THE ABOVE WARRANTIES IN LIEU OF ALL OTHER WARRANTIES EITHER EXPRESS OR IMPLIED. SELLER DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL SELLER HAVE LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES. SELLER'S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT OR OTHERWISE SHALL IN NO EVENT EXCEED THAT PART OF THE PURCHASE PRICE APPLICABLE TO THE PRODUCT WITH RESPECT TO WHICH BUYER CLAIMS SUCH DAMAGES. Buyer must give Seller written notice of any claim of breach of warranty within thirty (30) days after occurrence of the event forming the foundation for such claim: the failure of Buyer to give such written notice shall constitute a waiver of all claims. Buyer assumes all risk of patent infringement by reason of any use Buyer makes of the Product in combination with other substances or in the operation of any process. The above warranties extend only to the Buyer.

10.02 Buyer shall pay all amounts payable hereunder in cash, or in negotiable paper collectible at face value in United States funds at the location indicated on Seller's invoice. Should Seller at any time deem itself insecure and determine not to ship on the terms of payment stated in this Agreement, Seller may change the terms of payment and/or require advance payment as a condition of shipment, and will so notify the Buyer. Buyer shall not short pay invoices but shall submit claims to Seller. Each shipment and invoice hereunder shall constitute a separate transaction.

10.03 If the present or future interpretation or the future imposition of any law, governmental decree, order, regulation or ruling under any existing or future legislation shall prevent Seller from increasing the price or revising the price as herein provided, or shall nullify or reduce said price specified herein, Seller and Buyer shall promptly meet to determine if mutually agreeable changes can occur to this Agreement to cause it to conform with such law, decree, order, regulation or ruling. If the parties cannot agree and effect the changes within sixty (60) days after such meeting, Seller shall thereupon have a right to terminate this Agreement forthwith by written notice of such termination to Buyer.

10.04 Title to and risk of loss of all Product sold hereunder shall pass to Buyer upon Seller's delivery to carrier at point of delivery (i.e. Buyer's gate) whether or not Seller pays all or any part of the freight. Buyer assumes, and agrees to indemnify, defend and hold harmless Seller against, all risks and liabilities for results arising out of unloading, discharge, storage, handling and use of the Product, or arising out of compliance or non-compliance with federal, state, municipal or local laws and regulations governing or controlling such activity. Seller shall have no liability for the failure of discharge or unloading equipment or materials used by Buyer, whether or not supplied by Seller.

10.05 Either party shall have relief from liability hereunder for failure to perform any of the obligations herein imposed, except the obligation to pay for the Product already delivered, for the time and to the extent of



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         such failure to perform, if Buyer's failure to take, use or consume, or Seller's failure to make delivery, occurs by reason of: (i) acts of God, fire, explosion, flood, hurricanes; (ii) strikes, lockouts or other industrial disturbances or riots; (iii) war, declared or undeclared; (iv) compliance with any Federal, State, Municipal or Military law, regulation, order or rule, foreign or domestic, including priority, rationing, allocation or preemption orders or regulations, or cancellation of Seller's or Buyer's license to operate its plant; (v) shortage or breakdown or other failure of facilities used for manufacture or transportation, shortage of labor, power, fuel or raw materials; (vi) total or partial shutdown due to Seller's normal plant turnaround; (vii) or any other cause or causes of any kind or character reasonably outside the control of the party failing to perform, whether similar or dissimilar from the enumerated causes (any such cause herein called "force majeure"). In the event force majeure renders a party unable to carry out its obligations under this Agreement, other than to make payments due hereunder, such party shall give notice and full particulars including the expected duration of such force majeure in writing or by telegraph to the other party not later than seventy-two
         (72) hours after the occurrence of the cause relied on, and upon the giving of such notice the obligations of the party giving such notice, so far as they are affected by such force majeure shall suspend during the continuance of any inability so caused, but for not longer period, and the disabled party shall so far as possible remedy the cause with all reasonable dispatch. Upon the cessation of the cause or causes for any such failure or delay, performance hereof shall resume, but such delay shall not, except by mutual agreement, operate to extend the term of this Agreement or obligate the Seller to make up deliveries or Buyer to purchase quantities so missed. The settlement of strikes or lockouts involving the parties hereto shall lie entirely within the discretion of the party having the difficulty, and the above requirements for remedy of any force majeure with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the employees involved, when deemed inadvisable in the discretion of the party having the difficulty. During any period of shortage due to any of said causes enumerated above, Seller may distribute its supply of raw materials and/or finished goods among itself, for its own manufacturing uses, its customers and Buyer in such manner as Seller deems practicable. Buyer will accept, as full and complete performance by Seller, deliveries in accordance with such determination as Seller may make. In no event must Seller purchase material or Product from third persons in the event Seller invokes one of the above mentioned clauses, nor will Seller bear liability for any cost increases suffered by Buyer in purchasing Product from a third party.

10.06 Buyer acknowledges that Seller has furnished to Buyer Material Safety Data Sheets, including warnings and safety and health information concerning the Product and/or the containers for Products sold hereunder. Buyer will disseminate such information so as to give warning of possible hazards to persons whom Buyer can reasonably foresee may receive exposure to such hazards, including, but not limited to, Buyer's employees, agents, contractors and customers.

10.07 Neither Buyer nor Seller may assign or transfer this Agreement in whole or in part without the prior written consent of the other, not unreasonably refused. The right and obligations of the parties hereunder shall inure to the benefit of and be binding upon their successors and assigns, including without limitation, upon a Partnership dissolution, binding upon the owner/operator of Seller's Plant.

10.08 No statement of agreements, oral or written, made before or at the signing of this Agreement shall vary or modify the written terms hereof, and neither party shall claim any amendment, modification or release from any provision hereof unless such change occurs in a writing signed by the other party and specifically identifying it as an amendment to this Agreement. No modification or addition to this Agreement shall occur by the acknowledgment or acceptance by Seller of a Purchase Order, Acknowledgment, Release or other forms submitted by Buyer containing additional or different terms or conditions, and Seller hereby gives Buyer notice of the rejection of such additional terms and conditions.

10.09 BUYER'S LIABILITY TO SELLER FOR BREACH HEREUNDER SHALL INCLUDE SELLER'S LOST PROFITS FROM SALE OF CHLORINE AND ITS CO-PRODUCT, CAUSTIC SODA. IN NO EVENT SHALL SELLER OR BUYER OTHERWISE HAVE ANY LIABILITY TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR




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         DAMAGES ATTRIBUTABLE TO THE SALE OF PRODUCT UNDER THIS AGREEMENT OR TO
         ANY OTHER MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.



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         The Parties, having agreed to all of the foregoing, each have caused the execution of this Agreement by a duly authorized official.

                                               SUNBELT CHLOR ALKALI
                                               PARTNERSHIP BY

                                               1997 CHLORALKALI VENTURE INC. -
                                               PARTNER


                                               By:\s\EDWARD C. MARTINELLI
                                                  -----------------------
                                                        Edward C. Martinelli
                                                        President

                                               OLIN SUNBELT, INC. - PARTNER


                                               By:\s\LEON B. ANZIANO
                                                  ------------------
                                                        Leon B. Anziano
                                                        President

                                               THE GEON COMPANY


                                               By:\s\EDWARD C. MARTINELLI
                                                   ----------------------
                                                        Edward C. Martinelli
                                                        Senior Vice President






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